Exhibit 99.2

FOR IMMEDIATE RELEASE

(All amounts in Canadian dollars)

Tim Hortons Inc. increases quarterly dividend by 23.8%

and declares a dividend of $0.26 per common share

OAKVILLE, ONTARIO, (February 21st, 2013): Tim Hortons Inc. (TSX: THI, NYSE: THI) today announced that its Board of Directors has approved a higher targeted annual dividend payout range of 35% to 40% of prior year, normalized net income attributable to Tim Hortons Inc. The previous targeted payout range was 30% to 35% of prior year, normalized net income attributable to Tim Hortons Inc.

Coinciding with this change, the Board has approved a 23.8% increase in the quarterly dividend. The Board has declared a dividend at the new payout rate of $0.26 per common share, payable on March 19th, 2013, to shareholders of record as of March 4th, 2013.

“Our strong cash flows have enabled us to increase our dividend for the sixth consecutive year and increase the target payout range, thereby returning more capital to our investors,” said Cynthia Devine, Chief Financial Officer.

Dividends are declared and paid in Canadian dollars to all shareholders with Canadian resident addresses. For U.S. shareholders, the dividends will be converted to, and paid in, U.S. dollars based on prevailing exchange rates at the time of conversion by Tim Hortons for registered shareholders and by Clearing and Depository Services Inc. for beneficial shareholders. The payment of future dividends and the targeted payout range remain at the discretion of the Board of Directors.

Tim Hortons Inc. Overview

Tim Hortons is one of the largest publicly-traded restaurant chains in North America based on market capitalization, and the largest in Canada. Operating in the quick service segment of the restaurant industry, Tim Hortons appeals to a broad range of consumer tastes, with a menu that includes premium coffee, espresso-based hot and cold specialty drinks including lattes, cappuccinos and espresso shots, specialty teas, fruit smoothies, home-style soups, fresh Panini and classic sandwiches, wraps, hot breakfast sandwiches and fresh baked goods, including our trademark donuts. As of December 30th, 2012, Tim Hortons had 4,264 systemwide restaurants, including 3,436 in Canada, 804 in the United States and 24 in the Gulf Cooperation Council. More information about the Company is available at www.timhortons.com.

For Further information:

Scott Bonikowsky, (905) 339-6186 or investor_relations@timhortons.com